Exhibit 99.1

HighPeak Energy, Inc. Announces the Closing of a $1.2 Billion Term Loan Financing and Company Update

Fort Worth, Texas, September 15, 2023 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced the successful completion of a transformative debt refinancing. The Company entered into a senior secured term loan credit agreement (the “2023 Term Loan”) among the Company, as borrower, Texas Capital Bank (“Texas Capital”), as Administrative Agent, and Chambers Energy Management, LP (“Chambers”), as Collateral Agent. The 2023 Term Loan has an aggregate principal amount of $1.2 billion and a maturity date of September 30, 2026. In addition, the 2023 Term Loan provides us with the ability to enter into a super senior revolving credit facility in an amount up to $100 million, providing HighPeak with flexibility to further increase our committed financing.

Financing Update

The Company used a portion of the net proceeds from the 2023 Term Loan to fully repay its 10.000% Senior Notes due February 2024, its 10.625% Senior Notes due November 2024, its outstanding borrowings under its reserve-based credit facility dated as of December 17, 2020 (as amended from time to time, the “2020 Credit Agreement”), and intends to utilize the remaining proceeds for general corporate purposes. In connection with the termination of the 2020 Credit Agreement, all outstanding obligations for principal, interest and fees under the 2020 Credit Agreement were paid in full, and all liens securing such obligations and any letters of credit and hedging obligations, and guarantees of such obligations, were released.

Loans under the 2023 Term Loan bear interest at a rate per annum equal to the Adjusted Term SOFR (as defined in the 2023 Term Loan) plus an applicable margin of 7.50%. The loans are guaranteed by the Company and are secured by a first lien security interest in substantially all assets of the Company.

Key highlights of this milestone refinancing include:

Debt Maturity Extension: The 2023 Term Loan streamlines the Company’s capital structure, extends its debt maturities to September 2026 and secures its financial position in an everchanging banking market by providing financial certainty and removing the risks associated with standard borrowing base redeterminations.

Increased Liquidity: The refinancing, coupled with the ongoing increase in commodity prices, has significantly increased the Company’s liquidity and financial flexibility. HighPeak is currently generating free cash flow and expects to begin reducing its debt balance moving forward. Proforma for this refinancing and our recent public equity offering, our liquidity at June 30, 2023 would have been approximately $200 million.

Jack Hightower, HighPeak Chairman and CEO, commented on this significant development, saying, "This refinancing marks a pivotal moment in our company's journey. The combination of this debt refinancing and the equity offering completed in July demonstrates that stakeholders on all sides of the capital structure have a high level of confidence in our team and our asset base. We would like to thank Texas Capital, Chambers Energy, and the diversified, sophisticated energy lender group who did a tremendous amount of due diligence and analysis on our assets. This unparalleled transaction is one of the largest privately arranged financings for a public energy company. The unique structure provides the company with the ability to have a long-term capital plan, financial security, and great flexibility to repay the loan in advance. We are stronger, more resilient and equipped to seize opportunities in this dynamic energy market. We believe this newfound financial strength will enable the company to pursue strategic opportunities and drive shareholder value.”

Company Update

In connection with the announcement of the refinancing transaction, the Company provided the following operational update. The Company’s third-quarter production has continued to average over 50,000 Boe per day in line with our expectations. The Company also provided the following update to its proved developed reserves:

Proved Developed Reserves at August 1, 2023(1)

	Net Proved Developed Reserves
Reserve Category	Oil (MMBbl)	Gas (Bcf)	NGL (MMBbl)	Total (MMBoe)	% Liquids	PV- 10(2) ($B)
Proved Developed Producing (PDP)	59.6	44.1	10.6	77.5	91%	$2.37
Proved Developed Non-Producing (PDNP)	11.2	4.3	1.2	13.1	95%	$0.43
Total Proved Developed Reserves	70.8	48.3	11.7	90.6	91%	$2.81

(1)	Management estimates based on flat pricing of $80/bbl and $3/mcf
(2)	PV-10 is a non-GAAP measure

Hightower continued, “At current prices of around $90 per barrel, the value of our proved developed reserves increases to approximately $3.2 billion on a PV-10 basis. Our proved developed reserves have increased approximately 50% from year-end, which demonstrates the quality of our assets and our ability to effectively develop our acreage position. Our ongoing drilling campaign continues to highlight the value of our oil rich reservoirs and the differentiated economics associated with our large recoverable resource base. In response to favorable commodity conditions and increased financial resources, we are planning on adding a third drilling rig in the fourth quarter, further bolstering our capacity to develop and extract valuable energy resources. Our current third-quarter production of over 50,000 Boe per day would generate an annualized EBITDA run-rate of approximately $1.2 billion at current prices. The addition of another drilling rig underscores our commitment to responsible and efficient resource extraction, while our enhanced profitability will benefit our shareholders.”

TCBI Securities, Inc., doing business as Texas Capital Securities, served as financial advisor to HighPeak and sole arranger of the 2023 Term Loan. Texas Capital Bank is serving as Administrative Agent and Chambers Energy Management, LP, is serving as Collateral Agent for the 2023 Term Loan.

HighPeak remains dedicated to adhering to industry best practices in environmental sustainability, safety, and corporate responsibility throughout its operations. For more information about HighPeak Energy and its recent refinancing, please visit www.highpeakenergy.com.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, with respect to the offering and the use of proceeds. These forward-looking statements represent the Company’s expectations or beliefs concerning future events. These forward-looking statements are subject to risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the offering. There can be no assurance that the Company will be able to complete the offering. When used in this document, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date on which they are made. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids.

These risks and uncertainties include, among other things, the results of the strategic review being undertaken by the Company’s Board and the interest of prospective counterparties, the Company’s ability to realize the results contemplated by the updated 2023 guidance, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.

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